Exhibit 10.2

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

SALES REPRESENTATION AGREEMENT
Between
CCA INDUSTRIES, INC. (“Company”)
And
S. EMERSON GROUP, INC (“Representative”)
DATED AS OF January 20, 2014

CONFIDENTIAL TREATMENT REQUESTED

SALES REPRESENTATION AGREEMENT

This Sales Representation Agreement (“Agreement”) is made as of January 20, 2014, between CCA Industries Inc. (the “Company), and S. Emerson Group, Inc., a Pennsylvania Corporation (“Representative”)

RECITALS
WHEREAS, the Company will own, develop, manufacture or have manufactured, market and sell the products set forth in Exhibit A attached hereto, as the same may be amended from time to time (the “Products”), and desires to outsource certain sales functions with respect to the Products; and

WHEREAS, the Company desires to appoint Representative as its sales representative with respect to the Products and Representative is willing to serve as the Company’s sales representative in connection therewith, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Representative agree as follows:

ARTICLE I
GENERAL TERMS

1.01	Certain Defined Terms. For the purpose of this Agreement, the following capitalized terms shall have the meanings set forth below:

(a)	“Agreement” shall mean this Agreement, including all Exhibits attached hereto, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof.

(b)	“Claim” shall have the meaning set forth in Section 6.01.

(c)	“Commission” shall have the meaning set forth in Section 4.02.

(d)	“Company” shall have the meaning set forth in the Preamble to this Agreement.

(e)	“Confidential Information” shall have the meaning set forth in Section 5.05.

(f)	“Customers” mean current or prospective customers of the Company with respect to the Products.

(g)	“Disclosing Party” shall have the meaning set forth in Section 5.05.

(h)	“Effective Date” shall have the meaning set forth in Section 2.02.

CONFIDENTIAL TREATMENT REQUESTED

(i)
“Extended Termination Fee” shall mean an amount equal to the average Commission per day over the six (6) month period immediately preceding Representative’s receipt of Notice of Termination, multiplied by the number of days between (a) the termination date and (b) the date that is six (6) months after Representatives receives Notice of Termination.

(j)	“Force Majeure Event” shall have the meaning set forth in Section 7.03.

(k)	“Governmental Authority” means any supranational, national, federal, provincial, state or local judicial, legislative, executive or regulatory authority, body or instrumentality.

(l)
‘”Gross Invoiced Sales” means the gross selling price (before application of any discounts, rebates, credits, allowances or similar deductions or adjustments) of all Products that are invoiced to Customers.

(m)
“Initial Termination Fee” shall mean an amount equal to the average Commission per day based upon the six (6) month period (or actual completed months, if less than six) immediately preceding the date written Notice of Termination, multiplied by the number of days between (a) the termination date and (b) the date that is six (6) months after Representative receives Notice of Termination.

(n)
“Intellectual Property” means all intellectual property rights, including all rights in patents, patent applications, formulae, trademarks, trademark applications, trade names, confidential information, trade secrets, inventions, copyright, industrial designs and know-how.

(o)
“Net Invoiced Sales” with respect to any period means Gross Invoiced Sales for such period less each of the following: (i) quantity and cash discounts, if any, allowed and taken during such period, (ii) returns during such period, (iii) mark-downs granted on account of retailer discontinued products and/or unsalables.

(p)	“Notice of Termination” means a written notice provided by Company or Representative stating the date on which that party intends to terminate this Agreement.

(q)
“Person” means any individual, a limited liability company, a joint venture, a corporation, a partnership, an association, a trust, a division, or an operating group of any of the foregoing or any other entity or organization.

(r)	“Products” shall have the meaning set forth in the Recitals to this Agreement.

(s)	“Receiving Party” shall have the meaning set forth in Section 5.05.

(t)	“Representative” shall have the meaning set forth in the Preamble to this Agreement.

(u)	“Services” means any of the services to be provided by or on behalf of Representative to the Company under this Agreement and set forth in Exhibit B.

(v)	“Term” shall have the meaning set forth in Section 2.02.

(w)	“Territory” means the United States, excluding its territories and possessions.

CONFIDENTIAL TREATMENT REQUESTED

1.02
Interpretation. The words “hereof,” “herein,” “hereto,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provisions of this Agreement. The terms defined in the singular shall have a comparable meaning when used in the plural and vice versa. The term “including” shall mean “including, without limitation.” When a reference is made in this Agreement to an Article, a Section, or an Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated.

ARTICLE II
APPOINTMENT; TERM; EFFECTIVE DATE

2.01
Appointment. Subject to the terms and conditions hereof, the Company hereby appoints Representative as its sales representative with respect to the sale of the Products in the Territory, and Representative hereby accepts such appointment.

2.02
Term. This agreement shall commence on January 20, 2014 (the “Effective Date”) and shall continue in effect for six (6) months (the “Initial Term”). This agreement shall automatically renew for successive six (6) month periods unless written notice is provided of either party’s intent not to renew at least six (6) months before the end of the then-current term (the “Term”).

2.03
Effective Date. This Agreement shall have no force or effect unless and until the Effective Date. If the Effective Date does not occur, then this Agreement shall be void ab initio and shall have no force or effect.

ARTICLE III
OBLIGATIONS OF REPRESENTATIVE

3.01
Representative Services. In addition to such other duties and obligations of Representative as are set forth in this Agreement, during the Term Representative shall perform the Services set forth on Exhibit B in respect of the Products in the Territory.

3.02
Information; Reports. During the Term, Representative shall provide to the Company information and reports as the Company may reasonably request, including (i) detailed reports regarding sales of the Products, Customer feedback, and discussion of any issues and opportunities relating to the Products and the development of the Company’s business in respect thereof; and, (ii) such additional market data in respect of the Products and/or Customers, in each case, at such times and in such formats as may be mutually agreed by Representative and the Company.

3.03
Meetings. Representative shall meet with the Company on at least a quarterly basis to discuss the sales, advertising, marketing, management and development of the Company’s business relating to the Products, including a review of the monthly sales, returns by SKU, Customer and market

CONFIDENTIAL TREATMENT REQUESTED

information, promotional and marketing activities, any plans of Representative and the Company in connection therewith, and any other matters as the parties shall determine.

ARTICLE IV
PAYMENT
.

4.01
Commission. Not later than five (5) days following the end of each fiscal month during the Term, the Company shall pay to Representative a commission on all Net Invoiced Sales of the Products in the Territory for such months as determined in accordance with the rates set forth on Exhibit C attached hereto (a “Commission”). It is understood that when calculating a Commission, retailer funds, co-ops, new distribution allowances, and freight costs do not reduce the Net Invoiced Sales. All commissions shall be subtracted by Fesnak & Associates, LLP and paid directly to Representative.

4.02
Expenses. Other than as specifically provided herein, each party shall be responsible for its own day-to-day, regular expenses incurred in connection with the performance of its obligations under this Agreement. Also, Company shall be allocated its pro-rata share of Data Expenses (approximately $[ ** ] annually, its pro-rata share of NACDS (approximately $[ ** ] annually) and its pro-rata share of ECRM (approximately $ [ *∗ ] annually).

ARTICLE V
ADDITIONAL AGREEMENTS

5.01
Intellectual Property. All rights to either party’s Intellectual Property, including trademarks, trade names, trade secrets, brands, patents, and copyrights shall remain that party’s absolute property during and after the Term of this Agreement. The Products and any Intellectual Property owned by the Company in connection therewith shall be the absolute property of the Company during and after the Term of this Agreement. Neither party shall apply for registration of any trademarks, trade names, or brand names of the other party and each party hereby renounces all rights that it may acquire to such trademarks, trade names, or brand names according to the law or customs because of this Agreement or because of its use of such trademarks, trade names, or brand names under this Agreement.

5.02	Grant of Sublicense. Solely to the extent necessary to enable Representative to provide the Services in accordance with the terms herein, the Company hereby grants Representative a royalty-free, non-

CONFIDENTIAL TREATMENT REQUESTED

exclusive sublicense, without the right to grant further sublicenses, under any and all applicable trademarks and other Intellectual Property owned or controlled by or licensed to the Company or any of its Affiliates to provide, during the Term, the Services in respect of the Products in the Territory. Nothing contained herein shall give Representative any right to use any of the Company’s Intellectual Property used in connection with the Products or trademarks or trade names that may appear on the labeling for the Products, except for providing the Services in accordance with the terms herein. Except as provided in this Section 5.03, Representative shall not obtain any right, title, or interest in any of the Company’s Intellectual Property or trademark or any other trademark designation or trade name by virtue of this Agreement or Representative’s performance of its obligations hereunder.

5.03
Competing Products. During the Term, Representative and its Affiliates reserve the right to represent all brands, products, companies or supply services. Company acknowledges that Representative and its Affiliates may represent or provide sales or marketing services, directly or indirectly, in the Territory with respect to any directly- or indirectly-competing products.

5.04
Confidentiality. In performing its obligations under this Agreement, each party may receive information (the “Receiving Party”) of a confidential and proprietary nature regarding the other party, including information about such party’s Intellectual Property and its operations, research, marketing plans, strategies and customer lists (collectively, “Confidential Information”). The Receiving Party shall hold the other party’s Confidential Information in strict confidence, shall not use such Confidential Information except as permitted hereunder, and shall not disclose such Confidential Information to any third party without the prior written consent of the disclosing party (the “Disclosing Party”). Each party shall use the same degree of care to protect the Disclosing Party’s Confidential Information as it uses to protect its own Confidential Information of like nature, but in no circumstances less than a commercially-reasonable level of care. The Receiving Party shall ensure that its employees and agents are bound to the same obligations of confidentiality as the Receiving Party. Confidential Information shall not be deemed to include: (a) information which is known to the Receiving Party prior to the date of receipt and not obtained or derived in any manner related to this Agreement; (b) information which is or becomes part of the public domain through no fault of the Receiving Party; or (c) information which is obtained from a third party that lawfully possesses such Confidential Information and is under no obligation to keep such Confidential Information confidential. The Receiving Party may disclose Confidential Information of the Disclosing Party in response to a valid court order, law, rule, regulation, or other governmental action, provided that the Disclosing Party is notified in writing prior to disclosure of such Confidential Information to permit the Disclosing Party to oppose such disclosure by appropriate legal action. Upon the termination or expiration of this Agreement or upon the earlier request of

CONFIDENTIAL TREATMENT REQUESTED

the Disclosing Party, the Receiving Party shall: (i) promptly return to this Disclosing Party all Confidential Information; or, (ii) upon written request by the Disclosing Party, destroy all Confidential Information and provide the Disclosing Party with written certification of such destruction. Upon the termination or expiration of this Agreement, the Receiving Party shall cease all further use of any Confidential Information, whether in tangible or intangible form.

5.05
Insurance. Company shall maintain Products Liability Insurance in an amount satisfactory to Representative, under which Representative is named as an additional insured. Products Liability Insurance is to be placed with insurers which have a Best’s rating of no less than “A.” Such insurance requirements shall be maintained during the Term and shall continue for a minimum of three years following termination of this Agreement. Failure to comply with the insurance requirements shall place Company in material breach of this Agreement.

ARTICLE VI
INDEMNIFICATION

6.01 Indemnification by the Company. Company hereby agrees to indemnify and hold Representative, including its Affiliates and its and their respective officers, directors, partners, members, employees, and agents, harmless from and against any and all claims, actions, suits, losses, demands, damages, costs, and expenses (including reasonable attorneys’ fees, settlements, and judgments) of every kind, nature, or description (each, a “Claim”) brought in connection with, arising out of, or related to the Products or the Company’s breach of its representations, warranties, or covenants hereunder, including, without limitation, Claims associated with any bodily injury, death, damage to property or other damage, attributable or alleged to be attributable to any Products.

ARTICLE VII
TERMINATION

7.01	Termination. This Agreement shall be terminable as follows:

(a)
In the event that a party hereto commits a material breach of any of the terms or conditions of this Agreement, the other party may terminate this Agreement (i) if such breach may be cured, upon written notice if the breaching party fails to cure such breach within thirty (30) days after its receipt of written notice thereof, or (ii) if such breach is incapable of cure, upon written notice to the other party thereof.

(b)	In accordance with the provisions of Section 7.03;

CONFIDENTIAL TREATMENT REQUESTED

(c)
The Company may terminate this Agreement during the Initial Period for any reason, upon written Notice of Termination to Representative thereof. In such event, the Company shall pay Representative an amount equal to an Initial Termination Fee within thirty (30) days of the termination date; or,

(d)
Either party hereto may terminate this Agreement after the Initial Period for any reason, upon at least six (6) months’ prior written Notice of Termination to the other party thereof. The Company may terminate this Agreement in accordance with the immediately preceding sentence but with less than six (6) months’ prior written Notice of Termination to Representative; provided, that in such event, the Company shall pay Representative an amount equal to an Extended Termination Fee within thirty (30) days of the termination date.

7.02
Effect of Termination. Within thirty (30) days of termination or expiration of this Agreement, other than with respect to any amounts then the subject of a good faith dispute, the Company shall pay to Representative and Representative shall pay to the Company all monies due in respect of the Services provided.

7.03
Force Majeure. If either party is prevented from or delayed in performing any of its obligations hereunder due to any cause which is beyond the non-performing party’s reasonable control, including, without limitation, fire, explosion, flood, or other acts of God; acts, regulations, or laws of any Governmental Authority; war or civil commotion; acts of terrorism, strike, lock-out or labor disturbances; or failure of public utilities or common carriers (a “Force Majeure Event”), such non-performing party shall not be liable for breach of this Agreement with respect to such non-performance or delay to the extent any such non-performance or delay s due to a force Majeure Event; provided, that the non-performing party gives immediate written notice to the other party of the Force Majeure Event. If a Force Majeure Event asserted as the basis of a party’s non-performance continues to prevent performance for more than one (1) month, the other party may terminate this Agreement by giving written notice to the non-performing party before the non-performing party resumes performance. Notwithstanding anything contained in this Section 7.03, such non-performing party shall exercise commercially-reasonable efforts to eliminate the Force Majeure Event and to resume timely performance of its affected obligations as soon as practicable.

ARTICLE IIX
MISCELLANEOUS

8.01	Notices. All notices and other communications shall be in writing and shall be deemed to have been duly given when: (a) delivered personally, or (b) transmitted by facsimile (with receipt

CONFIDENTIAL TREATMENT REQUESTED

confirmed), or (c) if mailed, five (5) days after being deposited in the United States mail, postage prepaid, or by certified or registered mail, return receipt requested, postage prepaid, or (d) if sent by overnight courier for delivery on the next day, the day following deposit of the notice with Federal Express or another rationally-recognized overnight courier service (billed to sender), to the parties at the following addresses:
If to Representative:        S. Emerson Group
Attn: Scott Emerson
407 East Lancaster Avenue
Wayne, Pennsylvania 19087
Tel: (610) 291-9660 / Fax: (610) 971-9616

With a Copy to:            Steven L. Gershman, Esq.
The Navy Yard Corporate Center
One Crescent Drive, Suite 400
Philadelphia, PA 19112

If to Company:            CCA Industries, Inc.
Attention: Chief Executive Officer
200 Murray Hill Parkway
East Rutherford, NJ 07073
Telephone (201) 935-3232
Facsimile: (201) 842-6049

With a Copy to:            CCA Industries, Inc.
Attention: Chief Financial Officer
200 Murray Hill Parkway
East Rutherford, NJ 07073
Telephone (201) 935-3232
Facsimile: (201) 842-6049

8.02
Failure to Exercise. The failure of either party to enforce at any time for any period any provisions hereof shall not be construed to be a waiver of such provision or of the right of such party thereafter to enforce each such provisions, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy. Remedies provided herein are cumulative and not exclusive of any remedies provided at law.

8.03
Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, except that, without such consent, (i) the Company may assign its rights and/or obligations hereunder to any of its Affiliates, (ii) either party may make an assignment of this Agreement as collateral security in favor of its lenders, and (iii) the Company may assign this Agreement to a purchaser of all or substantially all of the assets of the Company’s business related to the Products. Subject to the foregoing sentence, this Agreement shall bind and inure to the benefit

CONFIDENTIAL TREATMENT REQUESTED

of the parties hereto and their respective successors and assigns. Notwithstanding, Representative may, assign its rights and obligations to any third party contractor.

8.04
No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Company and Representative, or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

8.05
Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, to the extent the economic benefits conferred by such Agreement to both parties remain substantially unimpaired, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any o the terms or provisions of this Agreement in any other jurisdiction.

8.06
Governing Law. This Agreement shall be deemed to have been entered into in the State of New Jersey, and shall be construed and interpreted in accordance with the laws of that State applicable to agreements made and to be performed in the State of New Jersey. Any and all disputes, controversies and claims arising out of or relating to this Agreement, or with respect to the interpretation of this Agreement, or the rights or obligations of the parties and their successors and permitted assigns, whether by operation of law or otherwise, shall be settled and determined by arbitration in New Jersey pursuant to the then existing rules of the American Arbitration Association for commercial arbitration. The arbitrators shall have the power to award specific performance, rescission or injunctive relief in addition to damages or other monetary awards, but shall not have the power to modify, alter, enlarge upon or otherwise change any of the provisions or terms and conditions of this Agreement.  The arbitration shall be final and binding upon the parties and judgment there on may be entered in the courts of the State of New Jersey and the United States federal courts in said State, and the parties hereby consent to the jurisdiction of such courts for such purposes. Service of any notice, process, motion or other document in connection with any arbitration proceeding, any arbitration award or any other action or proceeding, maybe by personal service or by certified or registered mail return receipt requested, addressed to the party intended at its address for the receipt of notices as herein set forth.

8.07	Headings. The headings used herein have been inserted for convenience only and shall not affect the interpretation of this Agreement.

8.08
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

CONFIDENTIAL TREATMENT REQUESTED

8.09
Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for any written agreement of the parties that expressly provides that it is not superseded by this Agreement. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (i) in the case of an amendment, by the Company and Representative, and (ii) in the case of a waiver, by the party against whom the waiver is to be effective.

8.10	Survival. Section 5.02 and5.05, and Articles IV, VI, and IIX shall survive the expiration or termination of this Agreement in accordance with the respective terms thereof.

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

S. Emerson Group

/s/ Scott R. Emerson
Scott R. Emerson
President

CCA Industries, Inc.

/s/ Richard Kornhauser
Richard Kornhauser, President & CEO

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT A
LIST OF PRODUCTS

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT B
LIST OF SERVICES

During the Term, Representative shall perform the Services set forth below in respect of the Products in the Territory:

(1)	Promote, solicit, and encourage the continued demand for the Products by Customers;

(2)	Provide complete sales representation coverage of all classes of trade in respect of the Products, including food, drug, mass merchandising, dollar stores, club stores, drug wholesalers;

(3)	Provide retail sales calls on a periodic basis or otherwise as may be requested by the Company or otherwise when advisable;

(4)	Provide sales promotion planning and administration;

(5)	Promptly transmit to the Company all orders and offers to purchase the Products takes or received by Representative;

(6)	Assist the Company in the sales and marketing of the Products to Customers as the Company shall reasonably request; and,

(7)
Allocate booth space to the Products at the National Association of Chain Drug Stores (NACDS) annual marketplace conference, NACDS annual meeting, ECRM events and other similar industry conferences, meetings, events, and conventions.

Notwithstanding anything contained in this agreement, the Company must approve (1) all pricing of products by item, brand and account (2) all co-op funding by item, brand and account (3) all sales goals by item, brand and account (4) all business plans and (5) all return authorizations.

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT C
SALES COMMISSIONS

The marginal percentage of Commissions charged in any fiscal year (or any portion thereof if less than a full fiscal year) during the Term shall be determined in accordance with the table set forth below.

Net Invoiced Sales during each Fiscal Year	Commission on Net Invoiced Sales
All Net Invoiced Sales	[ ** ]